FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., Chairman and CEO

PHONE: 215-256-8851 ext. 2300

RECORD EARNINGS AT HARLEYSVILLE NAT'L CORP.

15.9% Increase in 4th Quarter Earnings

HARLEYSVILLE, PA (January 10, 2002) - Harleysville National Corporation (HNC) (NASDAQ:HNBC), parent company of Harleysville National Bank and Trust Company, Citizens National Bank, Security National Bank, and HNC Financial Company has reported record earnings for the year 2001, marking 26 years of consecutive bottom line increases. Earnings for the year ending December 31, 2001, of $28,820,000, were up from $25,604,000 a year earlier, a 12.6 % increase. Basic earnings per share in 2001 were $ 1.57 compared to $ 1.38 in 2000, a 13.8% increase. Diluted earnings per share of $1.54 in 2001 increased 11.6% from $1.38 in 2000. The earnings increase was accompanied by a 14.1% increase in total assets to $2,208,971,000. Dividend payments for the year also increased, continuing the consecutive annual record to 27 years. Total cash dividends for 2001 were $ .65 per share, an increase of 14.0% over the $.57 per share paid in 2000.

HNC also achieved record fourth quarter 2001 earnings of $7,546,000. This was a 15.9 % increase over fourth quarter 2000 earnings of $6,512,000. Fourth quarter basic earnings per share were $.41, a 17.1% increase over the fourth quarter 2000 basic earnings per share of $.35. Diluted earnings per share of $.40 increased from $.35 in the comparable period last year, a 14.3% rise.

"The financial strength of HNC was particularly evident in 2001. Despite a volatile interest rate environment and a much weaker economy, HNC's earnings increased 12.6%. We experienced solid asset growth and maintained the quality of our loan portfolio," said Walter E. Daller Jr., Chairman and CEO of HNC.

Non-performing assets, including non-accrual loans and foreclosed assets were .3% of total assets at December 31, 2001, and December 31, 2000.

Providing real life financial solutions, Harleysville National Corporation (HNC) has assets in excess of $2.2 billion and operates 39 banking offices in 9 counties throughout Eastern Pennsylvania through its three subsidiary banks - Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.
HARLEYSVILLE NATIONAL CORPORATION

	Twelve months ended December 31
(Dollars in thousands,
except per share data)	2001	2000
INCOME:
Net interest income	$73,742	$66,037
Net interest income after
provision for loan losses	69,812	63,725
Other operating income	22,225	12,206
Other operating expenses	55,043	44,677
Net income	28,820	25,604

Weighted average number
of common shares:
Basic	18,305,956	18,537,362
Diluted	18,760,918	18,558,546

PER SHARE:
Net income:
Basic	1.57	1.38
Diluted	1.54	1.38

Cash dividends paid	0.65	0.57

Book value	10.20	9.38

PERIOD-END BALANCES:
Total assets	$2,208,971	$1,935,213
Loans	1,316,609	1,212,055
Allowance for loan losses	15,558	15,210
Deposits	1,746,862	1,489,050
Shareholders' equity	189,349	173,536

SELECTED RATIOS:
Return on average assets	1.40%	1.39%
Return on average shareholders' equity	15.82%	16.57%
Primary capital ratio	9.16%	9.60%

HARLEYSVILLE NATIONAL CORPORATION

	Three months ended December 31
(Dollars in thousands,
except per share data)	2001	2000
INCOME:
Net interest income	$19,766	$16,447
Net interest income after
provision for loan losses	18,798	15,771
Other operating income	6,656	3,447
Other operating expenses	15,594	11,097
Net income	7,546	6,512

Weighted average number
of common shares:
Basic	18,270,092	18,506,070
Diluted	18,725,054	18,527,254

PER SHARE:
Net income:
Basic	0.41	0.35
Diluted	0.40	0.35

Cash dividends paid	0.19	0.16

SELECTED RATIOS:
Return on average assets	1.39%	1.36%
Return on average shareholders' equity	15.79%	15.83%